Rule 424(b)(2)
	Registration Nos. 333-38227
	NASD File No. 961029005
                                  Cusip No:  52517PMF5

PRICING SUPPLEMENT NO. 285
Trade Date: December 19, 1997, to Prospectus
Supplement dated December 17, 1997
and Prospectus dated December 3, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 3 month Libor
Commission: .15%                            Telerate pg 3750
	           posted on 12/19/97
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 12/23/97
(X) LIBOR (3 month)	 Maturity Date:   01/20/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.010%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates:  20th of January, April, July, and
October, commencing on January 20th, 1998.

The aggregate principal amount of this offering is $108,000,000 and relates only to Pricing Supplement No. 285. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $12,403,325,000 and, to date, including this offering, an aggregate of $11,060,325,000 Medium-Term Notes, Series E has been issued and $7,099,090,000 are outstanding.







								Lehman Brothers Holdings



								By:
		            	             Name: Marc Silverman
				      		  Title: Treasurer